                                                                    EXHIBIT 10.1










                            ASSET PURCHASE AGREEMENT


                                     Between


                           WIRE ONE TECHNOLOGIES, INC.
                                    as Seller


                                       and


                             GORES TECHNOLOGY GROUP
                                    as Buyer



                            Dated as of June 10, 2003




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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS................................................................................................1

         SECTION 1.1.               Certain Defined Terms............................................................1

ARTICLE II PURCHASE AND SALE.........................................................................................8

         SECTION 2.1.               Purchase and Sale................................................................8

         SECTION 2.2.               Consideration for Sale and Conveyance...........................................11

         SECTION 2.3.               Minimum Net Assets..............................................................12

         SECTION 2.4.               Closing.........................................................................13

         SECTION 2.5.               Post-Closing Additional Payments................................................14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER................................................................15

         SECTION 3.1.               Organization and Authority of Seller............................................15

         SECTION 3.2.               Power and Authority.............................................................16

         SECTION 3.3.               No Conflict.....................................................................16

         SECTION 3.4.               Governmental Consents and Approvals.............................................16

         SECTION 3.5.               Financial Statements............................................................17

         SECTION 3.6.               Receivables.....................................................................17

         SECTION 3.7.               Inventory.......................................................................17

         SECTION 3.8.               Unfulfilled Sales Order Schedule................................................18

         SECTION 3.9.               Title to Properties; Absence of Encumbrances....................................18

         SECTION 3.10.              No Undisclosed Liabilities......................................................18

         SECTION 3.11.              Absence of Certain Changes or Events............................................18

         SECTION 3.12.              Litigation......................................................................20

         SECTION 3.13.              Compliance with Law.............................................................20

         SECTION 3.14.              Material Contracts..............................................................21

         SECTION 3.15.              Intellectual Property...........................................................22

         SECTION 3.16.              Real Property...................................................................23

         SECTION 3.17.              Customers.......................................................................24

         SECTION 3.18.              Suppliers.......................................................................24

         SECTION 3.19.              Employee Benefit Matters........................................................24

         SECTION 3.20.              Labor Matters...................................................................25

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         SECTION 3.21.              Employees.......................................................................25

         SECTION 3.22.              Taxes...........................................................................25

         SECTION 3.23.              Agreements and Transactions with Affiliates.....................................26

         SECTION 3.24.              Licenses and Permits............................................................26

         SECTION 3.25.              Environmental, Health and Safety Matters........................................27

         SECTION 3.26.              Restrictive Documents and Territorial Restrictions..............................27

         SECTION 3.27.              Insurance.......................................................................27

         SECTION 3.28.              Brokers.........................................................................27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER..................................................................28

         SECTION 4.1.               Organization and Authority of Buyer.............................................28

         SECTION 4.2.               No Conflict.....................................................................28

         SECTION 4.3.               Governmental Consents and Approvals.............................................29

         SECTION 4.4.               Litigation......................................................................29

         SECTION 4.5.               Brokers.........................................................................29

ARTICLE V ADDITIONAL AGREEMENTS.....................................................................................29

         SECTION 5.1.               Conduct of Business Prior to the Closing........................................29

         SECTION 5.2.               Access to Information...........................................................30

         SECTION 5.3.               Confidentiality.................................................................30

         SECTION 5.4.               Regulatory and Other Authorizations; Notices and Consents.......................31

         SECTION 5.5.               Stockholder Approval; Preparation of Proxy Statement............................32

         SECTION 5.6.               Stockholder Meeting.............................................................33

         SECTION 5.7.               No Solicitation or Negotiation; Breakup Fee.....................................33

         SECTION 5.8.               Seller Covenant Not to Compete..................................................34

         SECTION 5.9.               Buyer Covenant Not to Compete...................................................35

         SECTION 5.10.              Bulk Transfer Laws..............................................................36

         SECTION 5.11.              Tax Matters.....................................................................36

         SECTION 5.12.              Further Action..................................................................37

         SECTION 5.13.              Use of Intellectual Property....................................................37

         SECTION 5.14               Transition Period...............................................................38
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         SECTION 5.15               Sales to New Customers of Seller's Network Business During Transition
                                    Period..........................................................................38

ARTICLE VI EMPLOYEE MATTERS.........................................................................................41

         SECTION 6.1.               Employment Offers...............................................................41

         SECTION 6.2.               Access to Employees.............................................................41

         SECTION 6.3.               Benefits........................................................................41

         SECTION 6.4.               Benefits Liabilities............................................................42

ARTICLE VII CONDITIONS TO CLOSING...................................................................................42

         SECTION 7.1.               Conditions to Obligations of Seller.............................................42

         SECTION 7.2.               Conditions to Obligations of Buyer..............................................43

ARTICLE VIII INDEMNIFICATION........................................................................................44

         SECTION 8.1.               Survival of Representations and Warranties......................................44

         SECTION 8.2.               Indemnification.................................................................44

         SECTION 8.3.               Limits on Indemnification.......................................................46

ARTICLE IX TERMINATION AND WAIVER...................................................................................46

         SECTION 9.1.               Termination.....................................................................46

         SECTION 9.2.               Notice of Termination; Effect of Termination....................................48

         SECTION 9.3.               Fees and Expenses...............................................................48

         SECTION 9.4.               Waiver..........................................................................48

ARTICLE X MISCELLANEOUS.............................................................................................49

         SECTION 10.1.              Notices.........................................................................49

         SECTION 10.2.              Public Announcements............................................................50

         SECTION 10.3.              Further Assurances and Cooperation..............................................50

         SECTION 10.4.              Headings........................................................................50

         SECTION 10.5.              Severability....................................................................50

         SECTION 10.6.              Entire Agreement................................................................51

         SECTION 10.7.              Assignment......................................................................51

         SECTION 10.8.              No Third Party Beneficiaries....................................................51

         SECTION 10.9.              Amendment.......................................................................51

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         SECTION 10.10.             Governing Law...................................................................51

         SECTION 10.11.             Jurisdiction and Venue..........................................................52

         SECTION 10.12.             Counterparts....................................................................52

         SECTION 10.13.             Rules of Construction...........................................................52

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                                      -iv-

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, dated as of June 10, 2003, between WIRE ONE TECHNOLOGIES, INC., a Delaware corporation ("Seller"), and GORES TECHNOLOGY GROUP, a California corporation ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Seller is engaged in the Business (as defined below)); and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all right, title and interest of Seller in and to certain properties and assets of the Business, and in connection therewith Buyer is willing to pay certain consideration and assume certain liabilities of Seller relating thereto, all upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, Buyer and Seller hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

SECTION 1.1. Certain Defined Terms.

         Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below:

         "Accountants" shall have the meaning specified in Section 2.3(c).

         "Acquisition Documents" shall mean this Agreement, the Ancillary Agreements, and any certificate, instrument, report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

         "Action" shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "Affirmative Recommendation" shall mean the affirmative recommendation of the Board of Directors of Seller to the Seller's stockholders in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby.

         "Agreement" shall mean this Asset Purchase Agreement, dated as of June 10, 2003, between Seller and Buyer (including the Exhibits and Schedules hereto and the Disclosure Schedule) and all amendments, modifications or supplements hereto made in accordance with the provisions of Section 10.9.

         "Ancillary Agreements" shall mean the Bill of Sale, the Assumption Agreement, the Real Estate Agreements, the Transition Services Agreement and the Glowpoint Sales Agency Agreement.

         "Assets" shall have the meaning specified in Section 2.1(a).

         "Assumed Liabilities" shall have the meaning specified in Section
2.2(d).

         "Assumption Agreement" shall mean the Assumption Agreement to be executed by Buyer and Seller on the Closing Date, substantially in the form of
Exhibit 1.1(a).

         "Bill of Sale" shall mean the General Assignment and Bill of Sale to be executed by Seller on the Closing Date, substantially in the form of Exhibit 1.1(b).

         "Business" shall mean the business of marketing, distributing, selling, installing, maintaining and supporting videoconferencing hardware products (which products may also (i) embody associated enabling software and (ii) carry audio transmissions) conducted at various locations in the United States, and, through independent subcontractors engaged from time to time, other countries. The Business expressly excludes Seller's Network Business (as defined in Section 2.1(b)(ii)).

         "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

         "Business Financial Statements" shall have the meaning specified in
Section 3.5(a)(ii).

         "Business Intellectual Property" shall mean any and all material Intellectual Property primarily used in or necessary to conduct the Business in the manner currently conducted, but expressly excluding all Intellectual Property used in or necessary to conduct the business associated with the Excluded Assets.

         "Buyer" shall have the meaning specified in the recitals to this Agreement.

         "Buyer Indemnified Party" shall have the meaning specified in Section 8.2(a).

         "Cash Payment" shall have the meaning specified in Section 2.2(a).

         "Closing" shall have the meaning specified in Section 2.4(a).

         "Closing Cash Adjustment" shall have the meaning specified in Section 2.3(a).

         "Closing Date" shall have the meaning specified in Section 2.4(a).

         "Closing Statement" shall have the meaning specified in Section 2.3(a).

         "Closing Time" shall mean 12:01 a.m. on the Closing Date,

         "Code" shall mean the Internal Revenue Code of 1986, as amended through the date hereof.

         "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Corporate Cost Allocations" shall have the meaning specified in
Section 5.14.

         "Current Assets" shall mean the current assets of the Business as of the Measurement Date reflected on the Closing Statement, determined in accordance with GAAP. Current Assets shall not include any Excluded Assets or any intercompany account receivable.

         "Direct Costs" shall have the meaning specified in Section 5.14.

         "Disclosure Schedule" shall mean the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

         "Employee" shall mean any of the key employees identified as such on
Section 3.21 of the Disclosure Schedule and each of the other employees of the Business, all of which are identified on that Schedule.

         "Employee Benefit Plan(s)" shall mean: (a) any "employee welfare benefit plan," as defined in Section 3(1) of ERISA or any "employee pension benefit plan," as defined in Section 3(2) of ERISA, which Seller sponsors or to which Seller contributes or is required to contribute, or under which Seller may incur any liability, and which covers an employee or former employee of Seller who is or was involved in the Business, including each multi-employer welfare benefit plan; (b) any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, to which Seller has contributed or been obligated to contribute at any time within the six (6) years prior to the date hereof, or under which Seller may incur any liability, and which covers an employee or former employee of Seller who is or was involved in the Business, and (c) any incentive compensation, commission, vacation pay, holiday pay, sabbatical leave, scholarship or tuition reimbursement, dependent care assistance, immigration assistance, salary continuation, employee loan or loan guarantee, split dollar arrangement, deferred compensation plan, severance pay, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan, restricted stock, stock appreciation right, phantom stock, and any other employee benefit plan, agreement, arrangement, or commitment maintained by or on behalf of Seller which covers any employee or former employee of or consultant or former consultant to Seller who is or was involved in the Business including, for greater certainty, any registered retirement savings, pension, retirement, investment, health or welfare plan which Seller sponsors or to which Seller contributes or is required to contribute and which applies to or in respect of any employee or former employee employed by Seller within or outside the United States in connection with the Business and any such plan which applies to or in respect of any consultant or former consultant to Seller who is or was involved in the Business.

         "Employment Offer" shall have the meaning specified in Section 6.1.

         "Encumbrance" shall mean any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "ERISA" shall have the meaning specified in Section 3.19(a).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Assets" shall have the meaning specified in Section 2.1(b).

         "Excluded Liabilities" shall have the meaning specified in Section 2.2(d).

         "Final Cash Adjustment" shall have the meaning specified in Section 2.3(d).

         "Financial Statements" shall have the meaning specified in Section 3.5(a)(i).

         "Fixed Assets" shall have the meaning specified in Section 2.1(a)(iv).

         "Fixed Direct Costs" shall have the meaning specified in Section 5.14.

         "GAAP" shall mean generally accepted accounting principles and practices in effect from time to time in the United States applied consistently throughout the periods involved.

         "Glowpoint Sales Agency Agreement" shall mean the Sales Agency Agreement executed by Buyer and Seller on the Closing Date, substantially in the form of Exhibit 1.1(d).

         "Governmental Authority" shall mean any U.S. or foreign, national, federal, state, municipal or local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          "Indemnified Party" shall have the meaning specified in Section
8.2(c).

         "Indemnifying Party" shall have the meaning specified in Section
8.2(c).

         "Intellectual Property" shall mean any or all of the following and all common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) inventions (whether patentable or not), improvements, trade secrets, proprietary information, know-how, and any rights in technology, invention disclosures, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (iv) domain names, uniform resource locators ("URLs"), other names and locators associated with the Internet, and applications or registrations therefor ("Domain Names"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor ("Trademarks"); (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

         "Inventory" means, collectively, the Sales Inventory and the Service Inventory.

         "Law" shall mean any foreign, national, federal, state or local statute, law, treaty, ordinance, regulation, or rule.

         "Liabilities" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

         "Licenses" shall have the meaning specified in Section 3.24.

         "Lists" shall have the meaning specified in Section 2.1(a)(vi).

         "Loss" shall have the meaning specified in Section 8.2(a).

         "Material Adverse Effect" shall mean any circumstance, change in, or effect on, the Business or Seller that, individually or in the aggregate, could reasonably be expected to be materially adverse to the business, operations, assets or liabilities, prospects, results of operations or the condition (financial or otherwise) of the Business other than any such circumstance, change or effect on or involving Seller that is attributable to any Excluded Asset.

         "Material Contracts" shall have the meaning specified in Section 3.14.

         "Measurement Date" shall mean June 30, 2003.

         "Monthly Transition Amount" shall have the meaning specified in Section 5.14.

         "Net Assets" shall mean Current Assets minus Total Liabilities.

         "Non-Transferable Asset" shall have the meaning specified in Section 5.4(d).

         "Note" shall have the meaning specified in Section 2.2(a).

         "Offered Employees" shall have the meaning specified in Section 6.1.

         "Permitted Encumbrances" shall mean such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 60 days and (ii) are not in excess of $25,000 in the case of a single property or $100,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness of Seller, (ii) do not render title to the property encumbered thereby unmarketable, (iii) do not encumber any of the Seller Occupied Business Facility Leases, and (iv) do not, individually or in the aggregate, materially adversely affect the use of any Seller Occupied Business Facilities for the conduct of the Business.

         "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

         "Proxy Statement" shall have the meaning specified in Section 5.5(a).

         "Purchase Price" shall have the meaning specified in Section 2.2(a).

         "Purchase Price Bank Account" shall mean a bank account in the United States to be designated by Seller in a written notice to Buyer at least three
(3) Business Days before the Closing.

         "Real Estate Agreements" shall mean collectively (i) an instrument of assignment for each Seller Occupied Business Facility Lease, in customary form and substance; and (ii) consents to such assignments from all landlords and lenders (if required by the applicable loan documents) having an interest in any Seller Occupied Business Facility, in customary form and substance.

         "Receivables" shall mean any and all accounts receivable, notes and other amounts receivable from customers and others arising from the conduct of the Business by Seller before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon, and including associated reserves and earnings in excess of billings.

         "Regulations" shall mean the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

         "Representative" shall have the meaning specified in Section 5.14.

         "Restricted Buyers" shall have the meaning specified in Section 5.8(f).

         "Restricted Territory" shall have the meaning specified in Section 5.8(a).

         "Sales Inventory" shall mean all finished goods, spare parts, refurbished equipment, replacement and component parts owned or stored by or for Seller, including goods in transit, for potential sale by the Business and any associated reserves and prepaid deposits for any of the same.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" shall have the meaning specified in the recitals to this Agreement.

         "Seller Indemnified Party" shall have the meaning specified in Section 8.2(b).

          "Seller Occupied Business Facility" shall mean each of the facilities set forth in Schedule 3.16.

         "Seller Occupied Business Facility Leases" shall mean all contracts for the use or occupancy of each Seller Occupied Business Facility.

         "Seller Restricted Business" shall have the meaning specified in
Section 5.8(b).

         "Seller Stockholders' Meeting" shall have the meaning specified in
Section 5.6.

         "Seller's Network Business" shall have the meaning specified in Section 2.1(b)(ii).

         "Service Inventory" shall mean all finished goods, spare parts, refurbished equipment, replacement and component parts owned or stored by or for Seller, including at customer sites, for use in connection with the provision of maintenance services as a part of the Business.

         "Tax" or "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or
(ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

         "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Authority relating to Taxes.

         "Third Party Claims" shall have the meaning specified in Section
8.2(c).

         "Total Liabilities" shall mean all Assumed Liabilities as of the Measurement Date as set forth on the Closing Statement, determined in accordance with GAAP.

         "Total Net Revenues" shall mean the amounts billed by Buyer from the operation of the Business by Buyer after the Closing less the following items: normal and customary cash and trade discounts, credits for returns and allowances, bad debt, insurance costs and transportation charges or allowances, if any, any sales or other excise taxes or duties imposed with respect to such sales, and selling commissions by resellers or trading agents, if any.

         "Transferred Employees" shall have the meaning specified in Section
6.1.

         "Transition Accounts" shall have the meaning specified in Section 5.14.

         "Transition Budget" shall have the meaning specified in Section 5.14.

         "Transition Cap" shall have the meaning specified in Section 5.14.

         "Transition Cost Amount" shall have the meaning specified in Section 5.14.

         "Transition Period" shall have the meaning specified in Section 5.14.

         "Transition Services Agreement" shall mean the Transition Services Agreement executed by Buyer and Seller on the Closing Date, substantially in the form of Exhibit 1.1(c).

         "Transition Statements" shall have the meaning specified in Section
5.14.

         "Triggering Event" shall mean the occurrence of any of the following with respect to Seller: (a) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Buyer the Affirmative Recommendation, (b) it shall have failed to include the Affirmative Recommendation in its proxy materials with respect to the Seller's Stockholder Meeting, or (c) its Board of Directors or any committee thereof shall have approved any proposal with respect to any transaction or series of related transactions in which any party other than Buyer shall be entitled to purchase any substantial portion of the Business or the Assets, whether by asset sale, sale of stock or other securities, spin-off, contribution, merger, consolidation, reorganization, recapitalization, liquidation or otherwise.

         "Variable Direct Costs" shall have the meaning specified in Section
5.14.

                                   ARTICLE II

                                PURCHASE AND SALE

SECTION 2.1. Purchase and Sale.

         (a) Sale and Conveyance of the Assets. Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers and conveys to Buyer the following assets and properties relating to the Business (collectively, the "Assets"):

                  (i) all Inventory as of the Closing Time, including without limitation as set forth on Section 2.1(a)(i) of the Disclosure Schedule;

                  (ii) all Receivables as of the Closing Time, including without limitation as set forth on Section 2.1(a)(ii) of the Disclosure Schedule;

                  (iii) all Business Intellectual Property owned by Seller and all Business Intellectual Property licensed to Seller (to the extent transferable), including without limitation as set forth on Section 2.1(a)(iii) of the Disclosure Schedule;

                  (iv) all furniture, equipment, fixtures, leasehold improvements, tools, computers, machinery and other tangible personal property used primarily in the Business, including without limitation as set forth on
Section 2.1(a)(iv) of the Disclosure Schedule (the "Fixed Assets");

                  (v) Seller's interest in all personal property leases, rental agreements, sales and purchase orders and acknowledgments, customer license and maintenance agreements, third party product agreements, third party supply agreements and any and all other contracts or binding agreements primarily relating to the Business (the "Contracts") and all of Seller's interests (including rights to refund and offset), privileges, claims, causes of action and options relating to the Contracts or any portion thereof, and all bids and offers (including open sales orders) relating thereto, including without limitation as set forth on Section 2.1(a)(v) of the Disclosure Schedule;

                  (vi) all customer, distributor, supplier and other mailing or contact lists and other sales-related, distribution-related and supply-related materials used primarily in the Business (the "Lists") (provided that Seller shall, following the Closing, remain entitled to use the Lists in connection with Seller's Network Business, subject to Seller's compliance with Section 5.8 in connection with such use); provided that Buyer shall also receive copies of all lists used in the Business;

                  (vii) all labels, signs, packaging materials, promotional materials, point-of-purchase displays, sales literature, advertising, brochures, user manuals, graphics, artwork (in each case, in paper and electronic format), UPC codes and all other items relating to the Assets;

                  (viii) all books of account, general and financial records, copies of tax records, property records, contract records, copies of (subject to the requirements and limitations of law) personnel records of the Transferred Employees, invoices, shipping, purchasing and sales records, correspondence and other documents, records and files and all computer software and programs and any rights thereto relating to the Business (in each case in paper or electronic format), excluding, without limitation, the organization documents, minute and stock record books and the corporate seal of Seller;

                  (ix) certain rights of Seller under certain leasehold interests used in the operation of the Business and listed on Section 2.1(a)(ix) of the Disclosure Schedule attached hereto and made a part hereof (the "Leases");

                  (x) all of the intangible rights and property of Seller associated with the Business, including going concern value and goodwill associated with the Business;

                  (xi) all governmental authorizations, permits, licenses and approvals, and all pending applications therefor or renewals thereof used in connection with the Business, in each case to the extent transferable to Buyer;

                  (xii) all telephone and facsimile numbers, email addresses, and post office boxes used by Seller primarily in connection with the Business as set forth on Section 2.1(a)(xii) of the Disclosure Schedule;

                  (xiii) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to the Business or any of the Assets;

                  (xiv) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

                  (xv) all rights of Seller in respect of the Assets relating to deposits and prepaid expenses, claims for refunds and rights to offset; and

                  (xvi) all rights in and to the Transition Accounts.

         (b) Excluded Assets. Anything to the contrary notwithstanding, the Assets shall not include any of the following rights, properties or assets (the "Excluded Assets"):

                  (i) all cash, cash equivalents and bank accounts (other than the Transition Accounts);

                  (ii) all right, title and interest in and to assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by Seller or to which Seller is directly or indirectly entitled and, in any case, necessary for the operation of, or that is primarily used in, Seller's network division (including without limitation the designing, marketing, distributing, selling, installing, maintaining and supporting of the Glowpoint network and of such division's bridging, gateway and network design operations) (collectively, "Seller's Network Business");

                  (iii) all rights of Seller arising under the Acquisition Documents;

                  (iv) trademarks, service marks and trade names relating to Seller's Network Business;

                  (v) any rights of Seller to Tax Refunds or any accrued prepaid Taxes;

                  (vi) any records relating to the internal governance of Seller; and

                  (vii) any insurance policies of Seller or any right, title or interest of Seller thereunder, including any prepaid insurance premiums and all insurance benefits thereunder, including rights and proceeds, arising from or relating to the operation of the Business prior to the Measurement Date.

         SECTION 2.2. Consideration for Sale and Conveyance.

         (a) Purchase Price. Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties and agreements of Seller contained herein, and in full consideration of the aforesaid sale, conveyance and delivery of the Assets, the purchase price (the "Purchase Price") shall be an amount equal to $23,000,000, as adjusted pursuant to Section 2.3, payable by Buyer to Seller in immediately available funds to the Purchase Price Bank Account, as follows: (i) $20,000,000 at Closing (the "Cash Payment"), as adjusted pursuant to Section 2.3; (ii) $2,000,000 (the "Holdback Amount") at such time as the Net Assets are fully and finally determined pursuant to Section 2.3(d); (iii) an unsecured promissory note in the principal amount of $1,000,000, such promissory note to be substantially in the form of Exhibit 2.2(a) attached hereto (the "Note");

         (b) Post-Closing Additional Payments. Purchaser shall pay to Seller such additional payments as are required by Section 2.5.

         (c) Allocation of Purchase Price. Exhibit 2.2(c) attached hereto is a preliminary allocation of the Purchase Price among the Assets. Promptly following the Closing, the final allocation (the "Final Allocation") will be prepared by Buyer in a manner consistent with the Exhibit attached hereto and presented to Seller for Seller's approval, which approval shall not be unreasonably withheld. Seller and Buyer each agree (a) to report the sale of the Purchased Assets for Tax purposes in accordance with the allocations set forth on the Final Allocation and to follow the allocations set forth on the Final Allocation in determining and reporting their liabilities for any Taxes, (b) without limitation, not to take any position inconsistent with such allocations on any of its Tax Returns, and (c) to timely file federal tax Form 8594 with the applicable Tax Return for the year of this transaction reflecting such Purchase Price allocations.

         (d) Assumption of Liabilities. Except as specifically provided herein, Buyer is not assuming, or becoming responsible for, any liabilities, obligations or debts of Seller and, except as set forth herein, Seller shall remain liable for all of its liabilities, obligations and debts. On the terms and subject to the conditions of this Agreement, Buyer is hereby assuming the following liabilities of Seller (collectively, the "Assumed Liabilities"):

                  (i) any Liabilities to be paid or performed after the Closing Date that arise from or out of the performance or non-performance by Buyer after the Closing Date of any Contracts included in the Assets and as set forth in Sections 2.1(a)(iv) or 2.1(a)(v) of the Disclosure Schedule hereto or entered into after the date hereof in accordance with the terms hereof, including under any such extended warranty, customer support, upgrade or product delivery contracts for Sales Inventory, but not including (1) any liability, obligation or commitment of Seller for any breach thereof by Seller or a predecessor-in-interest occurring prior to the Closing Date or on or after the Closing Date solely with respect to any obligations of Seller or such predecessor-in-interest arising under any such contract prior to the Closing Date, or (2) liabilities as of the Closing Date of the type required by GAAP to be reflected on the Closing Statement for future performance of such obligations in excess of the amount with respect thereto as reflected on the Closing Statement (as finally determined); and

                  (ii) the accounts payable, customer deposits, deferred revenue and accrued liabilities listed on Section 2.2(d)(ii) of the Disclosure Schedule, but not including any such liability to the extent that (A) it exceeds the amount with respect thereto set forth on the Closing Statement (as finally determined) and (B) it evidences any intercompany obligation of the Seller and its subsidiaries.

         (e) Except for the Assumed Liabilities specifically set forth in
Section 2.2(d) above, Seller shall retain, and shall remain responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, all Liabilities of Seller as of the Closing Date (collectively, the "Excluded Liabilities").

         SECTION 2.3. Minimum Net Assets.

         (a) No later than ten business days after the Measurement Date, Seller shall deliver to Buyer a good faith estimate substantially in the form of
Exhibit 2.3(a), reasonably acceptable to Buyer, of a statement of the Assets and the Assumed Liabilities of the Business as of the Measurement Date (the "Closing Statement"), prepared in accordance with GAAP, and including a computation in accordance with such data of the estimated Net Assets of the Business as of the Measurement Date, together with the detailed work papers which support the Estimated Closing Statement. The Cash Payment shall be decreased by the amount by which the sum of the Net Assets at the Measurement Date is less than $15,000,000 (the "Closing Cash Adjustment").

         (b) Buyer shall have the right to review the books and records of Seller and the Business for a period of ninety (90) days after the Closing Date (or such reasonable extension thereof as approved by Seller, such approval not to be unreasonably withheld) to verify and confirm the accuracy thereof. If, after such review, Buyer agrees with the Closing Statement, Buyer shall promptly (and in any event within ninety (90) days after the Closing Date or approved extension) notify Seller of its agreement. If, after such review, Buyer objects to the Closing Statement, Buyer shall promptly (and in any event within ninety
(90) days after the Closing Date or approved extension) provide Seller with a statement indicating the basis for its objections, and Buyer and Seller shall meet and confer in an effort to resolve such disagreement in good faith.

         (c) In the event that Buyer and Seller are unable to resolve a disagreement with respect to the Closing Statement within ten (10) days following the date of Buyer's objection (or such longer period as Buyer and Seller may agree), the Net Assets shall be determined by PricewaterhouseCoopers LLP or such other independent firm of certified public accountants mutually agreeable to Buyer and Seller (the "Accountants"). If issues in dispute are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants of the Net Assets as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) the fees and expenses of the Accountants for such determination shall be paid by the parties based upon the degree to which the Accountants accept the respective positions of the parties. For example, if it is Buyer's position that the adjustment owed by Seller to Buyer is $300, Seller's position that the adjustment owed by Seller to Buyer is $100 and the Accountants' finding that the adjustment owed by Seller to Buyer is $150, then Buyer shall pay 75% (300-150 / 300-100) of the Accountants' fees and expenses and Seller shall pay 25% (150-100 / 300-100) of the Accountants' fees and expenses. Other than the expense of retaining the Accountants, the expense of preparing the Closing Statement shall be borne by Seller.

         (d) Upon the determination of the Net Assets pursuant to either the agreement of the parties or the determination of the Accountants, the parties shall recompute the Net Assets and the Purchase Price using the Net Assets as so agreed or determined (the "Final Cash Adjustment"). Within three (3) business days of such agreement or determination, in the event that the Purchase Price based on the Closing Cash Adjustment exceeds the Purchase Price based on the Final Cash Adjustment, then Buyer shall deduct the amount of such excess from the Holdback Amount and promptly pay the remainder, if any, of the Holdback Amount, together with interest thereon at the rate of 5% from the date on which any dispute is submitted to the Accountants pursuant to subsection (c) above through and including the date of payment, to Seller by wire transfer of immediately available funds. If the amount of such excess exceeds the Holdback Amount, Seller will promptly pay to Buyer by wire transfer of immediately available funds, the amount by which such excess exceeds the Holdback Amount, together with interest thereon at the rate of 5% from the date on which any dispute is submitted to the Accountants pursuant to subsection (c) above through and including the date of payment. If the Cash Payment was decreased under
Section 2.3(a) and the Purchase Price based on the Final Cash Adjustment exceeds the Purchase Price based on the Closing Cash Adjustment, the Buyer shall promptly pay such excess to Seller by wire transfer of immediately available funds.

         SECTION 2.4. Closing.

         (a) Closing. The closing (the "Closing") of the purchase and sale of the Assets provided for in this Agreement shall take place at the offices of Morrison & Foerster LLP at 10:00 a.m. New York time on the second Business Day following the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VII (other than those conditions which by their terms are to be satisfied or waived as of the Closing), or at such other place or at such other time or on such other date as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). All transactions occurring at the Closing shall be deemed to have occurred simultaneously as of the Closing Time, and no one transaction shall be complete until all transactions have been completed.

         (b) Closing Deliveries by Seller. On the terms and subject to the conditions of this Agreement, at and as of the Closing, Seller shall deliver or cause to be delivered to Buyer:

                  (i) the Bill of Sale and such other instruments, in customary form and substance, as may reasonably be requested by Buyer to transfer the Assets to Buyer or evidence such transfer on the public records;

                  (ii) an executed counterpart of the Assumption Agreement;

                  (iii) an executed counterpart of each of the Real Estate Agreements required to be executed by Seller;

                  (iv) an executed counterpart of the Transition Services Agreement; and

                  (v) the certificates and other documents required to be delivered pursuant to Section 7.2.

         (c) Closing Deliveries by Buyer.

         On the terms and subject to the conditions of this Agreement, at and as of the Closing, Buyer shall deliver to Seller:

                  (i) the Cash Payment, payable by wire transfer in immediately available funds to the Purchase Price Bank Account;

                  (ii) an executed counterpart of the Assumption Agreement;

                  (iii) an executed counterpart of each of the Real Estate Agreements required to be executed by Buyer;

                  (iv) an executed counterpart of the Transition Services Agreement; and

         (d) the certificates and other documents required to be delivered pursuant to Section 7.1.

         SECTION 2.5. Post-Closing Additional Payments

         (a) Buyer shall pay to Seller within sixty (60) days following the last day of each of the first two (2) years after the Closing Date ending on June 30, 2004 and June 30, 2005, respectively, additional payments equal to five percent (5.0%) of the sum of (1) Total Net Revenues plus (2) the annual revenues derived from the Pierce Technology Services, Inc. (formerly Forgent Networks, Inc.) videoconferencing services business for such year in excess of Ninety-Six Million Dollars ($96,000,000) (the "Additional Payments"); provided, however, that in no event shall Buyer be obligated to pay Seller additional payments pursuant to this Section such that the aggregate amount of such payments would exceed Two Million Dollars ($2,000,000), and provided further, that upon a sale of substantially all of the assets of the Business by Buyer prior to June 30, 2005, whether by merger, sale of stock or sale of assets, for total consideration that is greater than Thirty-Five Million Dollars ($35,000,000), Buyer shall pay to Seller Two Million Dollars ($2,000,000) less the sum of any Additional Payments previously paid. Concurrently with each payment, Buyer shall provide Seller with a certificate, signed by its chief financial officer, showing the computation of such payment.

                  (b) Each payment under Section 2.5(a) shall be accompanied by a reasonably detailed statement of the computation of the amount thereof. Not more than once in any calendar year, Seller shall have the right to audit any of Buyer's books of account, documents, records, papers and files relating to the payments under Section 2.5(a). Seller shall complete such audit within sixty
(60) days of its commencement. If Seller has any objections to the computations, Seller will deliver detailed statements describing its objections to Buyer within twenty (20) days after the completion of such audit. The parties will use their reasonable efforts to resolve any such Seller's objections. If, however, the parties do not obtain final resolution of this matter within 20 days after Buyer has received the statements of objections, the dispute shall be referred to the Accountants. The parties will cooperate with the Accountants. The Accountants' determination of such payment shall be binding upon all parties. Buyer and Seller will share responsibility for the fees and expenses of the Accountants based on the degree to which the Accountants accept the respective positions of the parties, as conclusively determined by the Accountants. For example, if it is Buyer's position that the payment owed by Buyer to Seller is $100, Seller's position that the payment owed by Buyer to Seller is $300 and the Accountants' finding that the payment owed by Buyer to Seller is $250, then Buyer shall pay 75% (i.e., (250-100/300-100) of the Accountants' fees and expenses and Seller shall pay 25% (i.e., (300-250/300-100)) of the Accountants' fees and expenses.

                                  ARTICLE III

                               REPRESENTATIONS AND
                              WARRANTIES OF SELLER

         Except as set forth on the Disclosure Schedule, Seller represents and warrants to, and agrees with, Buyer as follows:

         SECTION 3.1. Organization and Authority of Seller

         Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite corporate power to carry on the Business as it is now being conducted and has all requisite authority to own, lease, and operate the properties constituting the Business as and where such properties are now owned or leased and the Business is presently being conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.
Section 3.1 of the Disclosure Schedule sets forth the jurisdictions in which Seller is qualified to do business for purposes of conducting the Business. Copies of Seller's Certificate of Incorporation and By-Laws (certified as of the date hereof by the Secretary of Seller), which have been delivered to Buyer, are true and complete.

         SECTION 3.2. Power and Authority

         Seller has the corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller, other than the required approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors' rights generally and by general principles of equity.

         SECTION 3.3. No Conflict

         Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.4, except as may result from any facts or circumstances relating solely to Buyer, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller does not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-Laws of Seller, (b) conflict with or violate any Law or Governmental Order applicable to Seller, or the Assets or the Business, (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any License or contract included in the Assets, or result in the creation of any Encumbrance on any of the Assets, or (d) result in the payment by, or the creation of any obligation (absolute or contingent) to pay on behalf of, the Seller or Business of any severance, termination, "golden parachute," or other similar payment pursuant to any employment agreement or contract or the triggering of any severance notice obligation with respect to any of the Transferred Employees, except, with respect to clauses (b) and (c), for such conflicts, violations, breaches, defaults or Encumbrances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.4. Governmental Consents and Approvals

         The execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except any filings with Governmental Authorities necessary to obtain the required approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller.

         SECTION 3.5. Financial Statements

         (a) Financial Statements. Seller has delivered to Buyer: (i) (A) an audited balance sheet of Seller as of December 31, 2000, 2001 and 2002, and the related audited statements of operations, stockholders' equity and cash flows, including in the related notes thereto, accompanied by the report thereon of BDO Seidman L.L.P., independent certified public accountants and (B) the unaudited balance sheet of the Seller and the related statements of operations, stockholders' equity and cash flows as at March 31, 2003 (the "Financial Statements"); and (ii) the unaudited balance sheet of the Business as at December 31, 2002 and March 31, 2003 and the related statement of operations for the year ended December 31, 2002 and the three months ended March 31, 2003 (the "Business Financial Statements"). The Financial Statements and the Business Financial Statements are in accordance with the books, records and accounts of Seller maintained with respect to the Business, were prepared pursuant to the related work papers, are complete and correct, and fairly present in all material respects the financial condition and the results of operations of Seller and the Business, as the case may be, at the dates and for periods referred to in such financial statements, all in accordance with GAAP consistently applied, except that the Business Financial Statements do not include footnotes. The Financial Statements and Business Financial Statements are attached hereto as Section 3.5 of the Disclosure Schedule. The Business Financial Statements do not reflect the operations of any entity or business other than the Business.

         SECTION 3.6. Receivables

         The Receivables have arisen from bona fide transactions in the ordinary and normal course of business of Seller, represent valid obligations due to Seller and are not owed by an Affiliate of Seller. None of the Receivables constitute duplicate billings of other Receivables, and, except as set forth on
Section 3.6 of the Disclosure Schedule, no account debtors have brought to the attention of Seller any dispute over the Receivables. No Receivable is subject to a valid right of setoff, counterclaim, or a valid defense against collection, whether based on payment, defective installation, or otherwise.

         SECTION 3.7. Inventory

         All items included in the Inventory are useable or saleable in the ordinary course of the Business. Seller is not in possession of any inventory relating to the Business that is not owned by Seller, other than goods already sold (which sold goods are not included within the Inventory). All of the Inventory has been valued at the lower of cost or market value. Inventory now on hand that were purchased after the date of the Business Financial Statements were purchased in the ordinary course of business of Seller at a cost not exceeding market prices prevailing at the time of purchase.

         SECTION 3.8. Unfulfilled Sales Order Schedule

         Seller has prepared and attached hereto the Unfulfilled Sales Order Schedule, which is Section 3.8 of the Disclosure Schedule, including, for each purchase order, any purchase order number, name of customer and contract price. The Unfulfilled Sales Order Schedule was prepared based on good faith estimates and assumptions.

         SECTION 3.9. Title to Properties; Absence of Encumbrances

         Seller owns outright, has good and valid title to, or a valid leasehold interest in, or a valid license to use, all the property included in the Assets, free and clear of all Encumbrances of any nature whatsoever, other than Permitted Encumbrances. All of the properties and assets purported to be owned, leased, or used by the Business, including, without limitation, the Fixed Assets are, subject to ordinary wear and tear, in good operating condition and repair, fit for their present use, and conform to all applicable laws. Except for those assets and properties listed in Section 3.9 of the Disclosure Schedule, the Assets comprise all properties and assets primarily used in or necessary for the continued conduct of the Business as now being conducted and are adequate for the purposes for which such properties and assets are currently used or held for use. There are no material assets or properties primarily used in the conduct of the Business and owned by any Person other than Seller that will not continue to be leased or licensed to Buyer under valid, current leases or licenses following the Closing.

         SECTION 3.10. No Undisclosed Liabilities

         Seller has no liabilities, debts, commitments or obligations of any nature whatsoever relating to the Business (whether accrued, absolute contingent or otherwise), and whether due or to become due, including, without limitation, any Tax liabilities of any nature whatsoever due or to become due with respect to any period ended as of or prior to the date hereof, except for those liabilities (i) reflected or reserved against in the Business Financial Statements, (ii) incurred in the ordinary course of the Business and not required to be set forth on the Business Financial Statements under GAAP as detailed on Section 3.10 of the Disclosure Schedule, (iii) incurred in the ordinary course of business consistent with past practices of the Seller and the Business since the date of the Business Financial Statements and (iv) incurred in connection with the execution of this Agreement and any agreements contemplated hereby.

         SECTION 3.11. Absence of Certain Changes or Events

         (a) Since March 31, 2003, except as set forth in Section 3.11 of the Disclosure Schedule, the Business has been conducted only in the normal and ordinary course of business consistent with past practice and there has not been:

                  (i) any contingent obligation incurred by way of guaranty, endorsement, indemnity, warranty or otherwise by Seller relating to the Business, except customary warranties arising under Contracts entered into in the normal and ordinary course of the Business or except by endorsement of negotiable instruments for deposit or collection in the normal and ordinary course of the Business;

                  (ii) any increase in the rate of fixed or percentage compensation payable or to become payable by Seller to any of the Business' officers or employees or agents whose total compensation for services rendered is currently at an annual rate of more than $100,000; or any bonus, other additional salary, percentage compensation or other like benefit granted, made or accrued to the benefit of any of the officers, employees or agents of the Business, or any employee welfare, pension, retirement, severance or similar payment or arrangements for the benefit of officers, employees or agents of the Business made or agreed to by Seller;

                  (iii) any damage, destruction or loss by fire or other casualty, whether or not covered by insurance, affecting the Business or the properties relating to the Business, or of any items carried on the books of Seller relating to the Business at more than $50,000;

                  (iv) any discharge or satisfaction by Seller of any lien, charge or encumbrance relating to the Assets;

                  (v) any subjection of the Assets by Seller to any lien or encumbrance of any kind or any waiver by Seller of any material right relating to the Business;

                  (vi) any labor trouble which has materially and adversely affected the Business or, to the best knowledge of Seller, the prospects of the Business;

                  (vii) any purchase commitments by Seller relating to the Business in excess of the Business' normal requirements or its normal operating inventories or at a higher than current market price;

                  (viii) any transfer, lease or other disposition by Seller of any fixed or capital asset of the type that would have been included in the Assets had there been no such transfer, lease or disposition or any acquisition of any fixed or capital asset included in the Assets in an amount in excess of $50,000 except, in each case, in the ordinary course of the Business;

                  (ix) any material amendment, rescission, or notice of termination of any contract, lease or other agreement or any agreement to settle any litigation, action or proceeding before any court or governmental body relating to the Business or the properties of the Business;

                  (x) any cancellation or compromise of claims of Seller relating to the Business other than in the normal and ordinary course of the Business;

                  (xi) any transfer or grant by Seller of any rights under any lease, license or agreement, Patent, invention, Trademark, trade name, service mark or copyright relating to the Business or with respect to any know-how relating to the Business or any modification with respect to any such agreement or proprietary right;

                  (xii) any material adverse change in the business relationship of Seller with any customer of the Business who constituted 5% or more of the Business' revenues for the calendar year ended December 31, 2002 or any material adverse change in relations of Seller with the employees, agents or suppliers of the Business;

                  (xiii) any capital expenditure (or series of capital expenditures) that is either material or outside the ordinary course of business;

                  (xiv) any failure to repay any material obligation when due related to the Business;

                  (xv) any material change in the manner of conducting the Business, or any delayed payment of any material amount of accounts payable or accelerated collection of any material amount of accounts receivable;

                  (xvi) any material revaluation by the Seller of any of the assets or liabilities of the Business, including without limitation, any material write-offs, material increases or decreases in any reserves or any material write-up of the value of inventory, property, plant, equipment, or any other Asset;

                  (xvii) any Material Adverse Effect;

                  (xviii) any material change with respect to the management of the Business; or

                  (xix) any agreement entered into or any commitment made to take any of the types of actions described in subparagraphs (i) through (xviii) above.

         SECTION 3.12. Litigation

         There is no claim, legal action, suit, arbitration, government investigation or other legal or administrative proceeding, pending or, to the knowledge of Seller, threatened against, or relating to, or any order, injunction, ruling, charge, decree, or judgment in progress, pending or in effect against, the Business or the properties of the Business or the Assets or the transactions contemplated by this Agreement, nor is there any basis known to Seller for any such action. Seller is not in default under any order, writ, injunction, or decree of any Governmental Authority relating to the Business or the Assets. There is no decree or judgment of any kind in existence enjoining or restraining Seller or any officer of Seller from taking any action of any kind relating to the Business or the Assets.

         SECTION 3.13. Compliance with Law

         Seller is in compliance in all material respects with all Laws relating to the Assets and/or Business, or the operation thereof, including, without limitation, all applicable laws respecting employment, employment practices and employment benefits, terms and conditions of employment, and wages and hours, and the Worker Adjustment and Retraining Notification Act. Seller is not, and during the past five years has not been, engaged in any unfair labor practices relating to the Business. There are no unfair labor practices or similar complaints relating to the Business pending before the National Labor Relations Board nor does Seller know of any basis for any such complaint.

         SECTION 3.14. Material Contracts

         Section 3.14 of the Disclosure Schedule contains a true and complete list of all material contracts and other written instruments (the "Material Contracts") with respect to the Business to which Seller is a party (whether or not Seller has yet commenced performance), including:

                  (i) any contract or other instrument calling for a financial commitment by Seller of an amount or value of more than $50,000 over the life of the contract;

                  (ii) any agreement, contract or commitment that involves the payment by any party thereto of more than $50,000 annually, unless cancelable by Seller without penalty to it on not more than ninety days' notice;

                  (iii) any employment contracts, arrangements or policies, deferred compensation, severance, change-in-control or other plan or arrangement (including without limitation any collective bargaining contract or union agreement) relating to the Transferred Employees;

                  (iv) any leases, sales contracts, and other agreements with respect to any property included in the Assets, except for leases of personal property involving less than $50,000 per year;

                  (v) any agreement, contract or commitment to be performed relating to capital expenditures in excess of $50,000;

                  (vi) any agreement, indenture or instrument relating to indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business, and personal property leases for telephones, copy machines, facsimile machines and other office equipment having aggregate annual lease payments per machine of $10,000 or less);

                  (vii) any material loan or advance to or investment in, any Person, or any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits;

                  (viii) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than in the ordinary course of business) or any contingent liability in excess of $50,000;

                  (ix) any management service, consulting or any other similar type of contract, involving payments of more than $50,000 annually, unless terminable by Seller without penalty or payment on not more than ninety days' notice;

                  (x) any agreement, contract or commitment limiting the ability of Seller to engage in the Business or to compete with any Person in the Business;

                  (xi) any agreement, contract or commitment requiring Seller to indemnify or hold harmless (a) any Person other than purchase orders, revenue earning contracts and other agreements entered into in the ordinary course of business or (ii) any purchaser and/or any licensee with respect to the Business Intellectual Property;

                  (xii) any partnership, joint venture or joint operating agreement; or

                  (xiii) any material amendment, modification or supplement in respect of any of the foregoing.

         True and complete copies of all written contracts and other instruments required to be listed on Section 3.14 of the Disclosure Schedule have been delivered to Buyer. All of the Material Contracts included in the Assets are legal, valid and binding obligations of Seller and in full force and effect. The Material Contracts included in the Assets comprise all agreements, arrangements and licenses necessary for the continued conduct of the Business as now being conducted. Seller has performed in all material respects all obligations with respect to the Material Contracts included in the Assets required to be performed by it to date, and neither Seller nor, to the knowledge of Seller, any other party to any contract, agreement, lease or license to which Seller is a party with respect to the Business has received written notice declaring it or threatening to declare it in default (with or without the lapse of time or the giving of notice or both) under any such contract, agreement, lease, license or other document or instrument.

         SECTION 3.15. Intellectual Property

         (a) Seller owns, and shall transfer to Buyer at Closing, all of the Business Intellectual Property identified as owned on Section 2.1(a)(iii) of the Disclosure Schedule and has valid licenses for, and shall, to the extent transferable, transfer to Buyer at Closing, all of the Business Intellectual Property identified as licensed on Section 2.1(a)(iii) of the Disclosure Schedule. The Business Intellectual Property encompasses all Intellectual Property primarily used in or necessary for the operation of the Business as presently conducted or proposed to be conducted. Seller has no registered Trademarks and service marks, reserved trade names, registered copyrights, issued Patents, or applications for any of the foregoing, used in or necessary for the operation of the Business.

         (b) Seller has used its best efforts to protect the trade secrets of the Business. There has been no material unauthorized disclosure of any trade secrets of the Business by any person or entity.

         (c) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of Seller's Intellectual Property with respect to the Business, have
(i) been party to a "work-for-hire" arrangement or agreement with Seller, in accordance with applicable federal and state law, that by its terms accords to Seller ownership of all tangible and intangible property thereby arising, (ii) executed appropriate instruments of assignment in favor of Seller as assignee that by their terms convey to Seller ownership of all tangible and intangible property thereby arising, and (iii) acknowledged and agreed that such property is and shall remain the sole and exclusive property of Seller and is and shall not be used or disclosed other than as specifically authorized by Seller.

         (d) No Intellectual Property right or other claims have been asserted by any person or entity to the use of any Asset, and Seller is not aware of any valid basis for any such claim. To the best knowledge of Seller, the use of any Asset by Seller does not infringe on the Intellectual Property rights or other rights of any person or entity.

         (e) As of the Closing Date, all Business Intellectual Property transferred and assigned to Buyer pursuant to this Agreement is and shall be useable in the same form as on the Closing Date, under the same circumstances as on the Closing Date, and in the ordinary course of the Business as such business actually has been operated prior to the Closing Date.

         (f) Seller (i) has good and marketable title to each intangible Asset owned by Seller, including, but not limited to, each item of Intellectual Property used in and material to, or necessary for the operation of, the Business, free and clear of any Encumbrance, and (ii) is the sole and rightful owner of all right, title and interest in and to each such intangible Asset, and has the unrestricted right to market, license and otherwise exploit each such intangible Asset.

         SECTION 3.16. Real Property

         (a) Section 3.16 of the Disclosure Schedule sets forth a list of all Seller Occupied Business Facility Leases, including the address of each respective Seller Occupied Business Facility, the name of the landlord, the date of the lease and of each amendment thereto. Seller has provided Buyer with true and complete copies of each Seller Occupied Business Facility Lease; no term or condition of any such lease has been modified, amended or waived except as shown in such copies; each such lease constitutes the entire agreement of the landlord and the tenant thereunder; and there are no other agreements or arrangements whatsoever relating to the use or occupancy of any of the Seller Occupied Business Facilities. Seller has not transferred or assigned any interest in any Seller Occupied Business Facilities Lease, nor has Seller subleased or otherwise granted rights of use or occupancy of any of the Seller Occupied Business Facilities to any other person or entity.

         (b) Each Seller Occupied Business Facility Lease is in full force and effect, all rents and other payments due to date under each lease have been paid in full, and no breach or default by Seller or, to Seller's knowledge, by the landlord thereunder, exists, nor to Seller's knowledge has any event or condition occurred which would with the giving of notice or the passage of time or both constitute a breach or default, under any Seller Occupied Business Facility Lease. No party has disputed or repudiated any provision of the Seller Occupied Business Facility Leases.

         (c) Seller has not received any notice of any material violation of any applicable zoning ordinance, building code, planning law or regulation, use or occupancy restriction, or violation of any thereof, or any condemnation action or proceeding with respect thereto.

         SECTION 3.17. Customers

         Listed in Section 3.17 of the Disclosure Schedule are the names and addresses of the 50 most significant customers (ranked by billings) of the Business for the twelve-month period ended December 31, 2002 and the amount for which each such customer was invoiced during such period. Seller has not received any notice and has no reason to believe that any customer of Seller has ceased, or will cease, to use the products, equipment, goods or services of the Business or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time. There are no outstanding disputes with any customers, resellers, or partners of the Business, other than disputes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         SECTION 3.18. Suppliers

         Section 3.18 of the Disclosure Schedule sets forth the names of the ten
(10) most significant suppliers from which the Business ordered supplies, merchandise and other goods for the twelve months ended December 31, 2002, and the amount for which each such supplier invoiced Seller during such period. To the knowledge of Seller, no supplier of the Business has refused to do business with Seller nor stated its intention not to continue to do business with Seller or Buyer, as successor to the Business, at any time after the Closing on terms and conditions substantially similar to those used in its current sales to Seller, whether as a result of the transactions contemplated hereby or otherwise. There are no outstanding disputes with any suppliers, other than disputes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         SECTION 3.19. Employee Benefit Matters

         (a) Section 3.19 of the Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans for the benefit of any employee of or consultant to Seller who is involved in the Business, indicating the sponsor of such plan. Seller has furnished or made available to Buyer a true and complete copy of each such Employee Benefit Plan, all summary descriptions and evidence of any registration in respect thereof. Each such Employee Benefit Plan has been administered in accordance with its terms and all understandings, written or oral, between Seller and the employees of, and consultants to, Seller who are involved in the Business and complies in all material respects with and has been administered in all material respects in compliance with the provisions of all applicable Laws. Seller has received no notice that any Employee Benefit Plan set forth on Section 3.19 of the Disclosure Schedule is not in compliance with the provisions of ERISA, the applicable provisions of the Internal Revenue Code and all other applicable laws. There is no pending or threatened legal action, proceeding or investigation against or involving any such Employee Benefit Plan. None of the Employee Benefit Plans provides benefits to retired employees or consultants or the beneficiaries or dependants of retired employees or consultants.

         (b) Seller has received no notice that any of the Benefit Plans or any trust created thereunder or any trustee or administrator thereof has engaged in a transaction which might subject any such trustee or administrator, or any party dealing with any such Benefit Plan or trust, to the Tax on prohibited transactions imposed by Section 4975 of the Code.

         SECTION 3.20. Labor Matters

         Seller is not a party to any collective bargaining agreement covering or relating to any employees of the Business and has not recognized, is not required to recognize, and has not received a demand for recognition by any collective bargaining representative, and is not bound by any provisions of any collective bargaining agreement relating to the Business and there has been no union organizational efforts involving such employees of Seller during the past five years, and to Seller's knowledge, no such organization efforts are pending or threatened. There are no strikes or stoppages in effect or, to Seller's knowledge, threatened against Seller relating to the Business nor has any such strike or work stoppage relating to the Business been enjoined by any Action of any Governmental Authority. There are no material controversies pending or, to Seller's knowledge, threatened between Seller and employees of the Business.

         SECTION 3.21. Employees

         (a) Section 3.21 of the Disclosure Schedule contains a complete and accurate list of the Employees as of the date of this Agreement, showing for each such Employee (i) name, (ii) age, (iii) location of employment (iv) the salary and wages payable and other benefits which Seller is obligated to provide (whether at present or in the future), or, in the case of stock option grants, has prior to the date hereof granted, to each such employee, and including, if any, particulars of all profit sharing, incentive and, bonus arrangements to which Seller is a party, (v) the Employee's job title, (vi) the date of hire,
(vii) leave status (including type of leave), if not active, (viii) visa status, if applicable, (ix) any existing employment, consulting contracts or severance arrangements or termination notice periods which constitute contractual obligations of Seller with respect to the Employees, and (x) the participation in and level of benefit entitlement applicable to each of the employees under the Employee Benefit Plans. Seller has not improperly classified any of the Employees identified as independent contractors or leased employees. Except as set forth on Section 3.21 of the Disclosure Schedule, no Employee is on long-term disability leave, extended absence or receiving benefits pursuant to workers' compensation legislation. All current assessments under workers' compensation legislation in relation to the Business have been paid or accrued and Seller has not been subject to any special or penalty assessment with respect to the Business under such legislation which has not been paid.

         (b) All Employees are under written obligation to Seller to maintain in confidence all confidential or proprietary information acquired by them related to the Business in the course of their employment and to assign to Seller all inventions made by them within the scope of their employment related to the Business during such employment.

         SECTION 3.22. Taxes

         (a) (i) All material Tax Returns required to be filed with respect to the Business or the Assets have been filed in a timely manner (within any applicable extension periods); (ii) all Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof, other than Taxes for which adequate accruals have been provided in the Financial Statements; (iii) Seller has fully paid and discharged all Taxes due on or before the date hereof that are related to the Business or the Assets; and (iv) Seller has withheld all Taxes it is required to withhold in respect of its employees.

         (b) No Tax liens have been filed with respect to the Business or Assets and no material claims are being asserted in writing with respect to any Taxes relating to the Business or the Assets.

         (c) The transactions contemplated by this Agreement will not give rise to (i) the creation of any Encumbrances other than Permitted Encumbrances against the Assets or the Business in respect of any Taxes.

         (d) Except as set forth on Section 3.22(c) of the Disclosure Schedules, Seller has not received written notification from any Governmental Authority that any Action is pending or threatened for any audit, examination, deficiency, assessment or collection from Seller of any Taxes related to the Business, including jurisdictions where Seller does not file Tax Returns. No unresolved claim for any deficiency, assessment or collection of any Taxes related to the Business has been asserted against Seller, and all resolved assessments of Taxes related to the Business have been paid. No issues have been raised by the relevant taxing authorities in any audit that are of a recurring nature and that would have an effect upon the Taxes of the Business.

         (e) On the Business Financial Statements, reserves and allowances have been provided, adequate to satisfy all Liabilities for Taxes relating to the Business for periods (or any portion of a period) through the date of the Business Financial Statements and no Tax liabilities relating to the Business have been incurred since that date other than in the ordinary course of business as set forth on the Closing Statement.

         (f) To the extent relevant to the Assets or the Business, there is no contract, agreement, plan or arrangement to which Seller is a party that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

         SECTION 3.23. Agreements and Transactions with Affiliates

         During the past three years, Seller has not, directly or indirectly, purchased, leased from others or otherwise acquired any property relating to the Business or obtained any services from, or sold, leased to others or otherwise disposed of any property relating to the Business or furnished any services relating to the Business to, or otherwise dealt with respect to the Business with (except with respect to remuneration for services as officers, directors or employees of Seller) any Affiliate. No Affiliate has any direct or indirect controlling interest in any business involved in the Business.

         SECTION 3.24. Licenses and Permits

         Section 3.24 of the Disclosure Schedule is a true and complete list and description (including the name of the issuing authority and the date of the expiration period) of all governmental licenses, registrations, permits and authorizations (collectively, the "Licenses") held by Seller and relating to the Business. Seller has obtained all Licenses necessary to carry on the Business as currently conducted under applicable federal, state, local or foreign law and timely application for the renewal of such Licenses has been made for any of such as are scheduled to expire prior to or within ten (10) days after the Closing. Seller is in compliance with all material terms and conditions of all such Licenses. All of the Licenses are in full force and effect and no Action or claim is pending nor, to the knowledge of Seller, is threatened to revoke or terminate any License or declare any License invalid in any material respect.

         SECTION 3.25. Environmental, Health and Safety Matters

         Seller has complied and is in compliance with all applicable environmental, health and safety laws. Seller has not received any notice, report or other information regarding any actual or alleged violation by Seller of any environmental, health and safety law, or any liability or potential liability or damages, including any investigatory, remedial or corrective obligations, relating to the Business, or any facility used in connection therewith, under any applicable environmental, health and safety laws.

         SECTION 3.26. Restrictive Documents and Territorial Restrictions

         Except for restrictions contained in this Agreement and the Ancillary Agreements, the Business is not subject to, or a party to, any charter, by-law, mortgage, Encumbrance, lease, license, Permit, agreement, instrument, Law, judgment or decree, or any other restriction of any kind or character, limiting the ability of the Business to compete in any geographic area or with any Person or which would prevent the continued operation of the Business after the date hereof on substantially the same basis as heretofore operated.

         SECTION 3.27. Insurance

         Section 3.27 of the Disclosure Schedule sets forth a list of all insurance policies, letters of credit and surety bonds covering or relating to the Assets. There are no pending claims against such insurance by Seller as to which the insurers have denied coverage or otherwise reserved rights. Seller has not been refused any insurance with respect to the Business, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance with which it has carried insurance since January 1, 2000. Except as disclosed on Section 3.27 of the Disclosure Schedule, there are no risks with respect to the Assets or the Business which Seller has designated as being self-insured. Section 3.27 of the Disclosure Schedule lists all claims of Seller related to the Assets which are currently pending. Excluding the claims listed on Section 3.27 of the Disclosure Schedule, since September 1, 2001, the aggregate amount of (i) all claims made with Seller's insurance carriers plus
(ii) all losses incurred with respect to self-insured risks, in each case relating to the Assets, does not exceed $250,000.

         SECTION 3.28. Brokers

         Except for Water Mill Partners LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Seller. Seller is solely responsible for the fees and expenses of Water Mill Partners LLC.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to, and agrees with, Seller as follows:

         SECTION 4.1. Organization and Authority of Buyer

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium statutes, or similar laws affecting the rights of creditors generally or general principles of equity.

         SECTION 4.2. No Conflict

         Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.3, except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer, do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or other organizational documents) of Buyer, (b) conflict with or violate any Law or Governmental Order applicable to Buyer or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Buyer pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Buyer is a party or by which any of such assets or properties is bound or affected, which would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements.

         SECTION 4.3. Governmental Consents and Approvals

         The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by Buyer do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except as described in a writing given to Seller by Buyer on the date of this Agreement.

         SECTION 4.4. Litigation

         There is no claim, legal action, suit, arbitration, government investigation or other legal or administrative proceeding, pending or, to the knowledge of Buyer, threatened against, or relating to, or any order, injunction, ruling, charge, decree, or judgment in progress, pending or in effect which could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, nor is there any basis known to Buyer for any such action.

         SECTION 4.5. Brokers

         Buyer has not paid or become obligated to pay any brokerage, finder's or other fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.1. Conduct of Business Prior to the Closing

         (a) Seller covenants and agrees that, except as described in Section 5.1(a) of the Disclosure Schedule, from the date hereof through the Closing Date, Seller shall conduct the Business in the ordinary course and consistent with Seller's past practice. Without limiting the generality of the foregoing, except as described in Section 5.1(a) of the Disclosure Schedule, Seller shall, with respect to the Business, (i) continue its promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of its Receivables;
(iii) preserve intact the business organization of the Business, (iv) keep available to Buyer the services of the Transferred Employees, (v) continue in full force and effect without material modification all existing policies or binders of insurance and employee benefit arrangements currently maintained in respect of the Business and (vi) maintain satisfactory relationships with its customers, suppliers and with other persons with which it has a business relationship.

         (b) From the date hereof through and including the Closing, Seller shall not (i) modify, amend or terminate any Material Contract or exercise or waive any material right or option thereunder; (ii) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any Seller Occupied Business Facility or any part thereof; or
(iii) convey, assign, sublease, license or otherwise transfer all or any portion of any Seller Occupied Business Facility or any interest or rights therein, or
(iv) make any material changes in the construction or condition of any such facility.

         (c) Without limiting the generality of the foregoing, Seller covenants and agrees that, through the Closing Date, Seller shall not, without the prior written consent of Buyer, take or undertake or incur or permit to exist any of the acts, transactions, events or occurrences specified in Section 3.11.

         SECTION 5.2. Access to Information

         (a) From the date hereof until the Closing, upon reasonable notice, Seller shall and shall cause each of its officers, directors, employees, agents, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of Buyer reasonable access, during normal business hours, to the offices, facilities, books and records of Seller and to those officers, directors, employees, agents, accountants and counsel of Seller who have any knowledge relating to the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of Buyer such additional financial and operating data and other information regarding the Business and the Assets as Buyer may from time to time reasonably request.

         (b) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing or for any other reasonable purpose, for a period of four years after the Closing, Buyer shall (i) retain the books and records which are transferred to Buyer pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Seller reasonable access (including the right to make photocopies at Seller's expense), during normal business hours, to such books and records.

         (c) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing or for any other reasonable purpose, for a period of four years following the Closing, Seller shall (i) retain all books and records which are not transferred to Buyer pursuant to this Agreement and which relate to the Business for periods prior to the Closing and which shall not otherwise have been delivered to Buyer and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Buyer, reasonable access (including the right to make photocopies at Buyer's expense), during normal business hours, to such books and records.

         SECTION 5.3. Confidentiality

         Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Business, (ii) in the event that Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with this Section 5.3, (iii) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 5.3, furnish only that portion of such confidential information which is legally required to be provided (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to Buyer any and all copies (in whatever form or medium) of all such confidential information then in the possession of Seller or any of its agents, representatives, Affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement.

         SECTION 5.4. Regulatory and Other Authorizations; Notices and Consents

         (a) Each of Buyer and Seller shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

         (b) Seller shall give promptly such notices to third parties and use its reasonable best efforts to obtain such third party consents as Buyer may reasonably deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all third party consents that are reasonably necessary or desirable in connection with the transfer of the Material Contracts.

         (c) Buyer shall cooperate and use all reasonable efforts to assist Seller in giving such notices and obtaining such consents; provided, however, that Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any Material Contract which Buyer in its sole discretion may deem adverse to the interests of Buyer or the Business.

         (d) Notwithstanding anything to the contrary set forth in this Agreement or in any of the Ancillary Agreements, nothing contained in this Agreement or in any of the Ancillary Agreements shall be construed as, or constitute, an attempt, agreement or other undertaking to transfer or assign to Buyer any asset, property or right that would otherwise constitute an Asset, but that by its terms is not transferable or assignable to Buyer pursuant to this Agreement without the consent, waiver, approval, authorization, qualification or other order of one or more third parties and such consent, waiver, approval, authorization, qualification or other order is not obtained prior to the Closing (each, a "Non-Transferable Asset").

         (e) From and after the Closing and, with respect to each Non-Transferable Asset, until the earlier to occur of (i) such time as such Non-Transferable Asset shall be properly and lawfully transferred or assigned to Buyer pursuant hereto and (ii) such time as the material benefits intended to be transferred or assigned to Buyer pursuant hereto have been procured by alternative means pursuant to Section 5.4(f), (A) such Non-Transferable Asset shall be held by Seller in trust exclusively for the benefit of Buyer, and (B) Seller shall cooperate in any good faith, reasonable arrangement designed to provide or cause to be provided for Buyer the material benefits intended to be transferred or assigned to Buyer under such Non-Transferable Asset and, in furtherance thereof, to the extent permitted under the terms of such Non-Transferable Asset and under applicable Law (1) Buyer shall use commercially reasonable efforts to perform and discharge all of the Liabilities of Seller under the terms of such Non-Transferable Asset in effect as of the Closing and
(2) Seller shall use commercially reasonable efforts to provide or cause to be provided to Buyer all of the benefits of Seller under the terms of such Non-Transferable Asset in effect as of the Closing, including by promptly paying to Buyer any monies received by Seller from and after the Closing under such Non-Transferable Asset attributable to the performance of Buyer thereunder.

         (f) In the event that Seller is unable to obtain any consent from a third Person, as requested by Buyer, under any Non-Transferable Asset after the Closing Date through the use of commercially reasonable efforts, (i) Buyer shall be entitled to procure the material rights and benefits of Seller under the terms of such Non-Transferable Asset in effect as of the Closing by alternative means, including, without limitation, by entering into new Contracts with third parties or otherwise, and (ii) Seller shall pay to Buyer the reasonable fees, expenses and other costs incurred in connection with procuring such rights and benefits; provided, however, that in the event that Buyer shall exercise its rights under this Section 5.4(f) in respect of any Non-Transferable Asset, the obligations of Seller under Section 5.4(e) in respect of such Non-Transferable Asset shall thereupon cease and expire.

         SECTION 5.5. Stockholder Approval; Preparation of Proxy Statement

         (a) Seller shall, as soon as practicable following the date hereof (but allowing for its compliance with its obligations under the third sentence of this Section 5.5), prepare and file with the SEC a proxy statement (the "Proxy Statement") to obtain the required vote of Seller's stockholders to approve this Agreement and the transactions contemplated hereby. Seller will cause the Proxy Statement to be mailed to Seller's stockholders as promptly as practicable. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Proxy Statement will be made by Seller without providing Buyer a reasonable opportunity to review and comment thereon. Seller will advise Buyer, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the effectiveness of the Proxy Statement any information relating to Seller or Buyer, or any of their respective affiliates, officers or directors, should be discovered by Seller or Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Seller. Each of the parties hereto shall cause the Proxy Statement to comply as to form and substance to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of the Nasdaq.

         (b) (i) The Board of Directors of Seller shall recommend that Seller's stockholders vote at the Seller Stockholders' Meeting (as defined below) in favor of the adoption of a resolution authorizing the transactions contemplated by this Agreement; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Seller has recommended that Seller's stockholders vote at the Seller Stockholders' Meeting in favor of the adoption of a resolution authorizing the transactions contemplated by this Agreement, and
(iii) neither the Board of Directors of Seller nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify, in a manner adverse to Buyer, the recommendation of the Board of Directors of Seller that its stockholders vote at the Seller Stockholders' Meeting in favor of the adoption of a resolution authorizing the transactions contemplated by this Agreement.

         SECTION 5.6. Stockholder Meeting

         Seller shall call and hold a meeting of the stockholders of Seller (the "Seller Stockholders' Meeting") as promptly as reasonably practicable for the purpose of voting upon the adoption of a resolution authorizing the transactions contemplated by this Agreement pursuant to the Proxy Statement, and Seller shall hold the Seller Stockholders' Meeting as promptly as reasonably practicable. Nothing herein shall prevent Seller from adjourning or postponing the Seller Stockholders' Meeting if there are insufficient shares of Seller common stock necessary to conduct business at the Seller Stockholders' Meeting. Seller shall solicit from its stockholders proxies in favor of the adoption of a resolution authorizing the transactions contemplated by this Agreement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware law to approve this Agreement and the transactions contemplated hereby.

         SECTION 5.7. No Solicitation or Negotiation; Breakup Fee.

                  Subject to the last sentence of this Section 5.7(a), from and after the execution and delivery of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to its terms, Seller shall not, nor will it authorize or permit any of its directors, officers or other employees, controlled Affiliates or any investment banker, attorney or other advisor, representative or agent retained by it to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of a transaction (whether in the form of a merger, consolidation, asset sale or other form of transaction) for the acquisition of the Business (an "Acquisition Transaction") by any Person other than Buyer, (ii) participate or engage in any discussions or negotiations with any such Person regarding an Acquisition Transaction, (iii) furnish to any such Person any information relating to Seller, or afford access to the business, properties, assets, books or records of Seller to any such Person that has made or could reasonably be expected to make an Acquisition Transaction, or (iv) take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Transaction, (v) approve, endorse or recommend an Acquisition Transaction, or
(v) enter into any letter of intent or similar agreement contemplating or otherwise relating to an Acquisition Transaction. Notwithstanding the foregoing, nothing contained in this Section 5.7(a) shall prohibit Seller, or any officer or director of Seller, from taking any of the actions described in this Section 5.7(a) in response to an unsolicited inquiry, offer or proposal to the extent that the Board of Directors of Seller determines in good faith that the fiduciary obligations of such officers and directors to Seller require that such actions be taken.

                  If this Agreement is terminated pursuant to Sections 9.1(h) or 9.1(i) (and Buyer is not in breach of this Agreement), then Seller shall pay to Buyer the sum of $1,000,000 in cash as a break-up fee (the "Break-Up Fee"), which payment shall be Buyer's sole and exclusive remedy for any such termination pursuant to Section 9.1(h) or 9.1(i).

         SECTION 5.8. Seller Covenant Not to Compete

         (a) In partial consideration of the payment of the Purchase Price, Seller covenants and agrees that for a period of three years commencing upon the Closing Date, Seller shall not, directly or indirectly, (i) engage in, carry on, manage, operate, perform or control the management or operation of any Seller Restricted Business in any portion of the territory (the "Restricted Territory") consisting of the world, or (ii) own any equity interest in any Person that is engaged in, carries on, manages, operates, performs or controls the management or operations of any Seller Restricted Business in the Restricted Territory.

         (b) For purposes of this Section 5.8, the term "Seller Restricted Business" means any business engaged in the Business.

         (c) Notwithstanding Section 5.8(a), it will not constitute a breach of this Section 5.8 for Seller to acquire (including through a merger other corporate transaction), invest in or own equity interests in any Person engaged in, carrying on, managing, operating, performing or controlling the management or operation of a Seller Restricted Business, so long as (i) Seller does not own, directly or indirectly, in the aggregate in excess of 4.99% of the outstanding equity interests of such Person, (ii) the common stock of such Person is listed on a national securities exchange or traded on an over-the-counter market and (iii) Seller does not, directly or indirectly, manage, operate or control the management or operation of such Person or any Seller Restricted Business of such Person.

         (d) Buyer and Seller acknowledge and agree that compliance with the covenants contained in this Section 5.8 is necessary to protect Buyer and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at Law. Seller agrees that in the event of any adjudicated breach of such covenant, Buyer shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. If any court of competent jurisdiction determines any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, then such covenant shall nonetheless be enforceable by such court against Seller or other relevant Person upon such shorter term or within such lesser scope as may be determined by the court to be reasonable and enforceable.

         (e) Seller further covenants and agrees that, without the prior written consent of Buyer, Seller will not, for a period of one year commencing upon the Closing Date, solicit for employment, as an employee, officer, agent, consultant, advisor, or in any other capacity whatsoever, any then-current employee of the Business or any person who has been an employee of the Business at any time within the six month period preceding such time. As used herein, "solicit" means contact or communicate in any manner whatsoever, including, but not limited to, contacts or communications by or through intermediaries, agents, contractors, representatives, or other parties, provided that nothing herein shall be construed to prohibit Seller from (i) placing advertisements for employment that are aimed at the public at large in any newspaper, trade magazine, or other periodical in general circulation, or (ii) responding to any unsolicited inquiry by any Buyer employee concerning employment.

         (f) Buyer acknowledges that, notwithstanding any other provisions of this Agreement, this Section 5.8 shall in no event be binding upon or otherwise apply to any successor to or assignee of any of the assets of Seller, whether by merger, consolidation, asset sale or other form of transaction (such Section 5.8 being automatically deemed to expire with respect to such assets upon the consummation of any such transaction); provided, however, that in the event that any of the entities listed on Schedule 5.8 (the "Restricted Buyers") becomes the successor to or assignee of any of the assets of Seller through any of the foregoing transactions, Seller shall pay to Buyer a fee of $5 million in consideration for Buyer's waiver of this Section 5.8 with respect to such Restricted Buyer, which payment shall be Buyer's sole and exclusive remedy for any such transaction by Seller with any Restricted Buyer.

         (g) Nothing in this Agreement shall in any way restrict Seller from continuing to engage in, carry on, manage, operate, perform or control the management or operation of Seller's Network Operations, as those operations currently exist and evolve in response to technological, market and other developments.

         SECTION 5.9. Buyer Covenant Not to Compete

         (a) In partial consideration for the Assets, Buyer covenants and agrees that for a period of three years commencing upon the Closing Date, Buyer shall not, directly or indirectly, (i) market or sell services competitive to those of Seller's Network Business provided by any of the competitors of Seller listed on
Schedule 5.9 (the "Restricted Competitors"), (ii) acquire or own any equity interest in any of the Restricted Competitors in a transaction that would result in Buyer marketing services which are competitive to Seller's Network Business; provided, however, that Buyer may market or sell services of Seller or acquire any of the Restricted Competitors upon payment by Buyer to Seller of a one-time fee of $5 million in consideration for the permanent waiver by Seller of this
Section 5.9, which payment shall be Seller's sole and exclusive remedy for Buyer's marketing or sale of such services of any Restricted Competitor.

         (b) Buyer and Seller acknowledge and agree that compliance with the covenants contained in this Section 5.9 is necessary to protect Seller and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at Law. Buyer agrees that in the event of any adjudicated breach of such covenant, Seller shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. If any court of competent jurisdiction determines any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, then such covenant shall nonetheless be enforceable by such court against Buyer or other relevant Person upon such shorter term or within such lesser scope as may be determined by the court to be reasonable and enforceable.

         (c) Buyer further covenants and agrees that, with the exception of employees and former employees of the Business, without the prior written consent of Seller, Buyer will not, for a period of one year commencing upon the Closing Date, solicit for employment, as an employee, officer, agent, consultant, advisor, or in any other capacity whatsoever, any then-current employee of the Seller or any person who has been an employee of the Seller at any time within the six month period preceding such time. As used herein, "solicit" means contact or communicate in any manner whatsoever, including, but not limited to, contacts or communications by or through intermediaries, agents, contractors, representatives, or other parties, provided that nothing herein shall be construed to prohibit Buyer from (i) placing advertisements for employment that are aimed at the public at large in any newspaper, trade magazine, or other periodical in general circulation, or (ii) responding to any unsolicited inquiry by any Buyer employee concerning employment.

         SECTION 5.10. Bulk Transfer Laws

         Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Assets to Buyer (other than any obligations with respect to the application of the proceeds herefrom). Pursuant to Section 8.2(a)(iii)(A), Seller has agreed to indemnify Buyer against any and all liabilities which may be asserted by third parties against Buyer as a result of Seller's noncompliance with any such law.

         SECTION 5.11. Tax Matters

         (a) Property Taxes. In the case of any real or personal property Taxes (or other similar Taxes) attributable to the Assets which returns cover a taxable period commencing before the Closing Date and ending thereafter, Buyer shall prepare such returns and make all payments required with respect to any such return, provided, however, Seller will promptly reimburse Buyer upon receipt of a copy of the filed Tax Return to the extent any payment made by Buyer relates to that portion of the taxable period ending on or before the Closing Date which amount shall be determined and prorated on a per diem basis.

         (b) Cooperation. To the extent relevant to the Business or the Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and
(ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years' Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment tax returns and, absent the receipt by Seller of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for four years after Closing without the prior written consent of Buyer. Seller, upon request, shall use its reasonable efforts to provide or obtain from any taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement. Buyer, upon request, shall use its reasonable efforts to provide or obtain from any taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement.

         (c) Transfer Taxes. Notwithstanding anything else herein, Buyer and Seller shall each be responsible for and pay when due one half of any and all transfer, documentary, sales, use or other similar Taxes assessed upon or with respect to the transfer of the Assets to Buyer and all documentary or recording fees with respect thereto.

         SECTION 5.12. Further Action

         Both pending and following the Closing, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be reasonably required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.

         SECTION 5.13. Use of Intellectual Property.

         (a) Except as set forth in the following sentence, from and after the Closing, Seller shall not use any of the Business Intellectual Property. From the Closing Date through and including December 31, 2003, Seller may continue
(i) to use and refer to Trademarks and other Business Intellectual Property for purposes of informing customers, vendors and other parties with which Seller continues to deal about the transactions contemplated by this Agreement, the Seller's changed corporate name, and the like and (ii) to refer to Trademarks and the Business in any filings with SEC or other Governmental Authority or in any other historical context.

         (b) Immediately after the Closing, Seller shall change its corporate name, and amend its charter accordingly, to one not using any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Business Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto. As promptly as practicable following the Closing, Seller shall remove any Business Intellectual Property from letterheads and other materials remaining in its possession or under its control, and Seller shall not use or put into use after the Closing any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Business Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto. Buyer acknowledges that the corporate name "Glowpoint Inc." or any name similar or related thereto complies with the requirements of this subparagraph.

         SECTION 5.14. Transition Period.

         (a) Definitions. As used in this Section 5.14, the following terms shall have the following meanings:

                  (i) "Corporate Cost Allocations" shall mean the internal allocations of Seller for costs of the Business in the amounts set forth in the Transition Budget;

                  (ii) "Direct Costs" means amounts payable to third parties with respect to the Assumed Liabilities and the Transferred Employees and excludes any internal corporate cost allocations of Seller;

                  (iii) "Fixed Direct Costs" means Direct Costs identified as such in the Transition Budget;

                  (iv) "Monthly Transition Amount" means an amount equal to $159,000;

                  (v) "Representative" means any one of a reasonable number of representatives appointed by the Purchaser and identified as such to Seller to carry out the purposes of this Section 5.14;

                  (vi) "Transition Accounts" has the meaning set forth in subsection (b)(iv) below;

                  (vii) "Transition Budget" means the expense budget of the Business set forth on Schedule 5.14;

                  (viii) "Transition Cap" means the Monthly Transition Amount times the actual number of calendar months elapsed in the Transition Period, prorated for any partial calendar month;

                  (ix) "Transition Cost Amount" means an aggregate amount of Fixed Direct Costs plus Corporate Cost Allocations that exceed the aggregate amount of Fixed Direct Costs plus Corporate Cost Allocations in the Transition Budget;

                  (x) "Transition Period" means the period commencing on the Measurement Date and ending on the Closing Date; and

                  (xi) "Variable Direct Costs" means the variable Direct Costs identified as such on the Transition Budget.

         (b) During the Transition Period, unless otherwise authorized or directed by the Representative, the Seller shall:

                  (i) conduct the Business in accordance with Section 5.1;

                  (ii) have established and maintain a separate general ledger reflecting all of the revenues and Direct Costs of the Business, which ledger is capable of being directly accessed by Buyer at all times during the Transition Period;

                  (iii) incur Fixed Direct Costs only in accordance with the Transition Budget;

                  (iv) deposit all monies received by Seller as payment of any Receivables or otherwise with respect to the Business into bank accounts separate from all other accounts of the Seller (the "Transition Accounts");

                  (v) make payment with respect to any Direct Costs only from the Transition Accounts, and make no payment with respect to any costs other than Direct Costs from the Transition Accounts;

                  (vi) procure that no monies are transferred from the Transition Accounts to any other account of Seller;

                  (vii) permit the Representative access to the Seller's facilities and properties to observe fully the conduct of the Business and shall provide the Representative with all information and materials necessary to enable the Representative to make reasonably informed assessments regarding the Business of the type which the Representative would make if the Representative were responsible for the operations of the Business, including without limitation daily cash reports, weekly revenue reports and periodic management reports reasonably requested by the Representative; and

                  (viii) consider the reasonable requests of the Representative with respect to the conduct of the Business so long as such requests do not cause Seller to expend funds in excess of the amounts provided in the Transition Budget.

         (c) In addition, from the Measurement Date to the Closing Date Seller shall not:

                  (i) fail to deposit and hold all monies received by the Seller with respect to the Business on or after the Measurement Date into the Transition Account, or expend any funds in the Transition Account other than for the benefit of the Business in accordance with the Transition Budget; or

                  (ii) authorize or enter into any agreement, arrangement, commitment or obligation to take any action prohibited by this Section, Section
3.11 or Section 5.1.

         (d) Within thirty (30) business days following the Closing Date, Seller shall prepare and deliver to Purchaser the following accounting statements (the "Transition Statements"), together with the detailed work papers and documentation which supports the Transition Statements: (i) an income statement of the Business for the period commencing on the Meaurement Date and ending on the Closing Date, separately stating the revenues and Direct Costs; (ii) a statement of the Assets and Assumed Liabilities of the Business as of the Closing Date; (iii) a reconciliation of such statements to the Closing Statement; (iv) bank statements, bank reconciliations and detailed transaction history for all Transition Accounts. Buyer shall have the right to review the books and records of Seller and the Business for a period of ninety (90) days after receiving the Transition Statements (or such reasonable extension thereof as approved by Seller, such approval not to be unreasonably withheld) to verify and confirm the accuracy thereof. If, after such review, Buyer agrees with the Transition Statements, Buyer shall promptly (and in any event within ninety (90) days after receiving the Transition Statements or approved extension thereof) notify Seller of its agreement. If, after such review, Buyer objects to the Transition Statements, Buyer shall promptly (and in any event within ninety (90) days after receiving the Transition Statements or approved extension thereof) provide Seller with a statement indicating the basis for its objections, and Buyer and Seller shall meet and confer in an effort to resolve such disagreement in good faith.

         (e) In the event that Buyer and Seller are unable to resolve a disagreement with respect to the Transition Statements within ten (10) days following the date of Buyer's objection (or such longer period as Buyer and Seller may agree), the Transition Expenses shall be determined by the Accountants according to the procedure in Section 2.3(c). Other than the expense of retaining the Accountants, the expense of preparing the Transition Statements shall be borne by Seller.

         (f) Within three (3) business days after the determination of the Transition Statements pursuant to either the agreement of the parties or the determination of the Accountants: in the event that there has been a Transition Cost Amount according to the Transition Statements as so determined, Seller shall pay in cash to Buyer the amount of such Transition Cost Amount, except as follows:

                  (1) if the EBITDA of the Business for the quarter ended September 30, 2003 is at least $1,000,000 million but not more than $1,159,000, then Seller shall be entitled to an offset against payment of the Transition Cost Amount of up to $159,000, not to exceed the Transition Cap;

                  (2) if the EBITDA of the Business for the quarter ended September 30, 2003 is more than $1,159,000 but not more than $1,318,000, then Seller shall be entitled to an offset against payment of the Transition Cost Amount of up to $318,000, not to exceed the Transition Cap; and

                  (3) if the EBITDA of the Business for the quarter ended September 30, 2003 is more than $1,318,000, then Seller shall be entitled to an offset against payment of the Transition Cost Amount of up to $477,000, not to exceed the Transition Cap.

         SECTION 5.15. Sales to New Customers of Seller's Network Business During Transition Period.

         During the period between the Measurement Date and the Closing Date, sales of products and services of Seller's Network Business by employees of the Business shall earn commissions on such sales which shall be credited to Buyer at Closing as if the Glowpoint Sales Agency Agreement were in place when such sales were consummated.

                                   ARTICLE VI

                                EMPLOYEE MATTERS

         SECTION 6.1. Employment Offers

         Each of the employees of the Business identified as such on Section
3.21 of the Disclosure Schedule as determined by mutual agreement of Seller and Buyer (collectively, the "Offered Employees") shall be offered employment by Buyer prior to the Closing Date, to be effective as of the Closing Date (the "Employment Offer"). Offered Employees who accept Employment Offers shall become Buyer employees effective on the Closing Date (collectively "Transferred Employees") and Seller shall terminate its employment of the Transferred Employees at the same time.

         SECTION 6.2. Access to Employees

         Seller agrees to provide Buyer with reasonable access, through representatives of Seller as intermediaries, to the Transferred Employees prior to the Closing Date during normal business hours following the date of the execution of this Agreement in order to, among other things, deliver Employment Offers and to provide information to such Transferred Employees about Buyer. All communications by Buyer (through such intermediaries) with the Transferred Employees shall be conducted in a manner that does not disrupt or interfere with Seller's operation of its business.

         SECTION 6.3. Benefits

         Effective at the Closing Date, Transferred Employees shall cease all participation in the Benefit Plans. As of the Closing Date, the Transferred Employees shall be eligible to participate in Buyer's benefit programs to the extent consistent with Buyer's standard human resource policies in effect from time to time. Transferred Employees shall be given credit for their period of employment with Seller for purposes of eligibility and vesting under all benefit plans of Buyer. Buyer shall use its best efforts to cause applicable Buyer benefit plans to waive, to the extent waived or satisfied under the analogous Benefit Plans, (i) any pre-existing condition or (ii) any waiting period limitation that would otherwise be applicable to Transferred Employees on or after the Closing Date under the Buyer benefit plans. Buyer will cause its 401(k) to accept, after the Closing Date, the rollover of amounts distributed by Seller to any Transferred Employee from any Seller 401(k), including the acceptance in such rollover of any outstanding plan loan of such Transferred Employee. Seller shall pay over to Buyer all amounts accrued by any participating Transferred Employee in flexible spending accounts maintained by Seller through the Closing Date, and Buyer shall maintain such accounts for the participating Transferred Employees after the Closing Date (except as otherwise provided in the Transition Services Agreement). Seller shall provide Buyer with an accounting documenting in reasonable detail the elections, balances and activity in each participating Transferred Employee's flexible spending account from inception of the current plan year through the Closing Date.

         SECTION 6.4. Benefits Liabilities

         From and after the Closing Date, Seller and any ERISA Affiliates (which, for purposes of this Section 6.4, shall not include Buyer) shall (i) sponsor and (ii) assume or retain, as the case may be, and be solely responsible for all Employee Benefit Plans whether incurred before, on or after the Closing.

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

         SECTION 7.1. Conditions to Obligations of Seller

         The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived in whole or in part solely by Seller):

         (a) Stockholder Approval. This Agreement shall have been duly approved by the holders of a majority of the outstanding shares of Seller, in accordance with applicable law and the Certificate of Incorporation and Bylaws of Seller;

         (b) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing, except to the extent that the failure to be so true and correct does not, and would not reasonably be expected to, have a material adverse effect on the business, operations, assets, liabilities, prospects, results of operations or the condition (financial or otherwise) of Buyer. Seller shall have received a certificate of Buyer, signed for and on behalf of Buyer and in its name by a duly authorized officer thereof, to the foregoing effect;

         (c) Covenants. The covenants and other agreements to be performed or complied with by Buyer on or prior to the Closing shall have been performed or complied with by Buyer in all material respects, and Seller shall have a received a certificate from Buyer, signed for and on behalf of Buyer and in its name by a duly authorized officer thereof, certifying as to the foregoing;

         (d) Legality. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of rendering the consummation of the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby; and

         (e) Ancillary Agreements. Buyer shall have executed and delivered to Seller each of the Ancillary Agreements to which Buyer is a party.

         SECTION 7.2. Conditions to Obligations of Buyer

         The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived in whole or in part solely by Buyer):

         (a) Stockholder Approval. This Agreement shall have been duly approved by the holders of a majority of the outstanding shares of Seller, in accordance with applicable law and the Certificate of Incorporation and Bylaws of Seller;

         (b) Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing, except to the extent that the failure to be so true and correct does not, and would not reasonably be expected to, have a Material Adverse Effect. Buyer shall have received a certificate of Seller, signed for and on behalf of Seller and in its name by a duly authorized officer thereof, to the foregoing effect;

         (c) Covenants. The covenants and other agreements to be performed or complied with by Seller on or prior to the Closing shall have been performed or complied with by Seller in all material respects, and Buyer shall have a received a certificate from Seller, signed for and on behalf of Seller and in its name by a duly authorized officer thereof, certifying as to the foregoing;

         (d) Legality. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of rendering the consummation of the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby;

         (e) Ancillary Agreements. Seller shall have executed and delivered to Buyer each of the Ancillary Agreements to which they are a party;

         (f) Removal of Liens. Seller shall have provided evidence reasonably satisfactory to Buyer of the removal as of Closing of all liens placed on the Assets in connection with the Company's credit agreement with JPMorgan Chase Bank; and

         (g) Consents and Approvals. Buyer and Seller shall have received, each in form and substance reasonably satisfactory to Buyer, all authorizations, consents, orders and approvals of all Governmental Authorities and officials, and all third party consents, which Buyer in its reasonable judgment deems necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that the failure to obtain any such authorizations, consents, orders and approvals does not, and would not reasonably be expected to, have a Material Adverse Effect (after giving effect, without limitation, to Sections 5.4 (d), (e) and (f)).

                                  ARTICLE VIII

                                 INDEMNIFICATION

         SECTION 8.1. Survival of Representations and Warranties

         The representations and warranties of each of Seller and Buyer contained in this Agreement and the Ancillary Agreements, and all statements contained in the Acquisition Documents, shall survive the Closing until the eighteen (18) month anniversary thereof; provided, however, that the representations and warranties dealing with Employee Benefit Matters and Tax matters shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations, and except those representations and warranties set forth in the first sentence of Section 3.9, which shall survive indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Buyer to Seller, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

         Neither the period of survival nor the liability of Seller with respect to Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of Buyer.

         SECTION 8.2. Indemnification

         (a) Seller shall indemnify and hold harmless Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Buyer Indemnified Party") for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (a "Loss"), arising out of or resulting from:

                  (i) the breach or inaccuracy of any representation or warranty made by Seller contained in the Acquisition Documents; or

                  (ii) the breach of any covenant or agreement by Seller contained in the Acquisition Documents; or

                  (iii) Liabilities, whether arising before or after the Closing Date, that are not expressly assumed by Buyer pursuant to this Agreement, including, without limitation:

                           (A) Liabilities arising from or related to any
failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement (notwithstanding the waiver contained in Section 5.10); and

                           (B) the Excluded Liabilities.

         To the extent that Seller's undertakings set forth in this Section 8.2 may be declared or held to be unenforceable under applicable Law, Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by any Buyer Indemnified Party for which Seller is obligated to provide indemnification hereunder.

         (b) Buyer shall indemnify and hold harmless Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Seller Indemnified Party) for any and all Losses arising out of or resulting from:

                  (i) the breach or inaccuracy of any representation or warranty made by Buyer contained in the Acquisition Documents; or

                  (ii) the breach of any covenant or agreement by Buyer contained in the Acquisition Documents; or

                  (iii) the Assumed Liabilities.

         To the extent that Buyer's undertakings set forth in this Section 8.2 may be declared or held to be unenforceable under applicable Law, Buyer shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by any Seller Indemnified Party for which Buyer is obligated to provide indemnification hereunder.

         (c) A Buyer Indemnified Party or a Seller Indemnified Party, as the case may be (hereinafter referred to as an "Indemnified Party"), shall give the indemnifying party (the "Indemnifying Party") notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the parties under this Article VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VIII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article
VIII. If an Indemnifying Party acknowledges in writing its irrevocable and unconditional obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within twenty days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party. In the event an Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, in accordance with the foregoing provisions, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party if such settlement would entail any admission of liability by, or any restrictions upon the future conduct of, such Indemnified Party.

         SECTION 8.3. Limits on Indemnification

         Notwithstanding anything to the contrary contained in this Agreement,
(a) neither party's indemnification obligations under this Agreement shall apply unless and until the Losses incurred by the other party's Indemnified Parties exceed $200,000 (the "Basket") and then only to the extent of such excess (provided, however, that Seller shall be responsible for any and all Losses arising out of a breach of Section 3.22 without regard to the Basket), and (b) the maximum aggregate amount of indemnifiable Losses which may be recovered from
(i) Seller arising out of or resulting from the causes enumerated in Section 8.2(a)(i) or from (ii) Buyer arising out of or resulting from the causes enumerated in Section 8.2(b)(i) shall, in either case, be an amount equal to forty percent (40%) of the Purchase Price (without giving effect to any post-closing additional payments made pursuant to Section 2.5).

                                   ARTICLE IX
                             TERMINATION AND WAIVER

         SECTION 9.1. Termination

         This Agreement may be terminated at any time prior to the Closing:

         (a) by the mutual written consent of Seller and Buyer; or

         (b) by either Seller or Buyer if the Closing has not occurred by September 30, 2003; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date and such action or failure to act constitutes a breach of this Agreement; or

         (c) by Buyer or Seller if Seller's stockholders have not, by September 30, 2003, adopted a resolution authorizing the transactions contemplated by this Agreement under applicable Law; or

         (d) by either Buyer or Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

         (e) by Seller, upon a material breach of this Agreement by Buyer, or if any representation or warranty of Buyer shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies could reasonably be expected to result in Buyer's inability to satisfy the conditions to Seller's obligation to consummate the transactions contemplated by this Agreement; provided, that if such untruth or inaccuracy in Buyer's representations and warranties or breach by Buyer is curable by Buyer through exercise of its commercially reasonable efforts, then Seller may not terminate this Agreement pursuant to this Section 9.1(e) until the earlier of
(i) the expiration of a thirty (30) day period after delivery of written notice from Seller to Buyer of such untruth or inaccuracy or breach, and (ii) Buyer ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, provided, that Buyer continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 9.1(e) if such untruth or inaccuracy or breach by Buyer is cured during such thirty-day period); or

         (f) by Buyer, upon a material breach of this Agreement on the part of Seller, or if any representation or warranty of Seller shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies could reasonably be expected to result in Seller's inability to satisfy the conditions to Buyer's obligation to consummate the transactions contemplated by this Agreement, provided, that if such untruth or inaccuracy in Seller's representations and warranties or breach by Seller is curable by Seller through exercise of its commercially reasonable efforts, then Buyer may not terminate this Agreement pursuant to this Section 9.1(f) until the earlier of
(i) the expiration of a thirty (30) day period after delivery of written notice from Buyer to Seller of such untruth or inaccuracy or breach, and (ii) Seller ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, provided, that Seller continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 9.1(f) if such untruth or inaccuracy or breach by Seller is cured during such thirty-day period); or

         (g) by Buyer if, between the date hereof and the time scheduled for the Closing Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

         (h) by Seller, upon the occurrence of a Triggering Event; or

         (i) by Buyer if, at any time prior to the adoption and approval of this Agreement by the required vote of the stockholders of Seller, a Triggering Event with respect to the Business shall have occurred.

         The party desiring to terminate this Agreement pursuant to this Section
9.1 (other than pursuant to Section 9.1(d)) shall give notice of such termination to the other party.

         SECTION 9.2. Notice of Termination; Effect of Termination

         Any proper termination of this Agreement under Section 9.1 above will be effective immediately (or if the termination is pursuant to Section 9.1(e) or (f) and the proviso is applicable, thirty (30) days after) upon the delivery of written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement under Section 9.1, neither party shall have any liability to the other party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) in connection with this Agreement, except (i) as set forth in this Section 9.2, Section 9.3,
Section 9.4 and Article X, each of which shall survive the termination of this Agreement, and (ii) that, notwithstanding any other provision of this Agreement, each party shall fully retain any and all liability for any breach of or fraud committed by such party in connection with this Agreement.

         SECTION 9.3. Fees and Expenses

         Except as set forth in this Section 9.3 and in Section 9.4, all attorneys', accountants' and consultants' fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the transactions contemplated hereby are consummated.

         SECTION 9.4. Waiver

         Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                   ARTICLE X

                                  MISCELLANEOUS

         SECTION 10.1. Notices.

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, upon receipt if telecopied, or delivered by hand or air courier, or within three days after mailed if mailed by registered or certified mail, to the addresses herein designated, or at such other address as may be designated by notice to the other party.

         If to Seller:

                           Wire One Technologies, Inc.
                           225 Long Avenue
                           Hillside, NJ  07205
                           Attention: Richard Reiss, Chief Executive Officer Telephone No.: (973) 391-2085
                           Telecopier No.:  (973) 391-9776

         With copies to:

                           Morrison & Foerster LLP
                           1290 Avenue of the Americas
                           New York, New York 10104
                           Attention: Michael J.W. Rennock, Esq.
                           Telephone No.:  (212) 468-8000
                           Telecopier No.:  (212) 468-7900

         If to Buyer:

                           Gores Technology Group
                           c/o 6260 Lookout Road
                           Boulder, CO 80301
                           Attention:  Chief Financial Officer
                           Telephone:  (303) 531-3100
                           Telecopier:  (303) 531-3200

         With copies to:
                           c/o Gores Technology Group
                           10877 Wilshire Blvd., Suite 1805
                           Los Angeles, CA 90024
                           Attention:  General Counsel
                           Telephone:  (310) 209-3010
                           Telecopier No.:  (310) 443-2149

         SECTION 10.2. Public Announcements

         Neither Buyer nor Seller shall issue any press release or make any public announcement relating to the purchase and sale of the Assets or disclose to any third party, other than its legal and financial advisors and others who need to know in order to consummate this Agreement, the terms of this Agreement or the other Ancillary Agreements, without the prior written approval of the other party; provided, however, that either party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure).

         SECTION 10.3. Further Assurances and Cooperation

         From time to time at the request of a party to this Agreement and without further consideration, the other party will execute and deliver such documents and take such action as may reasonably be requested in order to consummate more effectively the transactions contemplated by this Agreement. Buyer hereby agrees that in connection with any exemption from any Tax otherwise payable in respect of a bulk transfer of assets that Seller wishes to obtain, upon Seller's request, Buyer will provide to Seller the appropriate form issued by the appropriate State Division of Taxation.

         SECTION 10.4. Headings

         The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

         SECTION 10.5. Severability

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 10.6. Entire Agreement

         This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, undertakings and understandings, both written and oral, between Seller and Buyer with respect to such subject matter.

         SECTION 10.7. Assignment

         This Agreement may not be assigned by operation of Law or otherwise by either Seller or Buyer without the express written consent of the other party (which consent may be granted or withheld in the sole discretion of such other party); provided, however, that Buyer may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates and may delegate its obligations under this Agreement in any country to any of its Affiliates without the consent of Seller; provided, however, that no such assignment or delegation shall relieve Buyer of its joint and several responsibilities for performance of its obligations under this Agreement.

         SECTION 10.8. No Third Party Beneficiaries

         This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

         SECTION 10.9. Amendment

         This Agreement may not be amended, modified or supplemented except (a) by an instrument in writing signed by, or on behalf of, Seller and Buyer or (b) by a waiver in accordance with Section 9.4.

         SECTION 10.10. Governing Law

         THIS AGREEMENT AND THE OBLIGATIONS OF EACH PARTY ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

         SECTION 10.11. Jurisdiction and Venue

         Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any court within New Castle County, State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, provided that process may be served upon a party only by personal service at such party's Address and otherwise in any manner authorized by the laws of the State of Delaware. The parties waive and covenant not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

         SECTION 10.12. Counterparts

         This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which together shall constitute one and the same agreement.

         SECTION 10.13. Rules of Construction

         The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.



              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.


                             WIRE ONE TECHNOLOGIES, INC., Seller



                             By: /s/ Richard Reiss
                                 ----------------------------------------------
                                 Name:  Richard Reiss
                                 Title: CEO & Chairman


                             GORES TECHNOLOGY GROUP, Buyer

                             By: /s/ Brent Bradley
                                 ----------------------------------------------
                                 Name:  Brent Bradley
                                 Title: Vice President & Assistant
                                        Secretary